Exhibit 99.1

NEWS RELEASE

Enbridge Announces Executive Leadership Changes

CALGARY, AB, September 1, 2021 /CNW/ – Enbridge Inc. (Enbridge or the Company) (TSX: ENB) (NYSE: ENB) today announced the following executive leadership changes, effective October 1, 2021.

Vern Yu is appointed Executive Vice President & Chief Financial Officer taking over from Colin Gruending. Vern will be accountable for all the Company’s financial affairs including Budgeting, Financial Planning & Reporting, Treasury, Investor Relations, Tax, Risk, Insurance and Audit management functions as well as Sustained Business Optimization. Prior to this role, Vern was Executive Vice President & President, Liquids Pipelines. During his 25+ year tenure with Enbridge, Vern has held executive roles in finance, strategic planning, corporate development, and renewable power as well as leading the business and market development activities for Liquids Pipelines during a period of substantive growth. Vern has a Master of Business Administration, Bachelor of Applied Science (Engineering) and is a Professional Engineer.

Colin Gruending is appointed Executive Vice President & President Liquids Pipelines taking over from Vern Yu. Colin will be accountable for all of Liquids Pipelines operations and business development. Prior to this role, Colin was Executive Vice President & Chief Financial Officer. During his 22+ years with Enbridge, Colin has a developed a deep understanding of the business and operations having held several executive leadership roles in finance, investor relations, accounting, pension management, strategic planning, corporate development, and M&A. Colin has a Bachelor of Commerce and holds Chartered Professional Accountant and Chartered Financial Analyst designations.

“These executive appointments once again illustrate our ongoing emphasis on developing our people and further strengthening our executive team for the future,” said Al Monaco, President & Chief Executive Officer of Enbridge.

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,766 MW of net renewable power in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Toll Free: (888) 992-0997

Email: media@enbridge.com

Investment Community

Toll Free: (800) 481-2804

Email: investor.relations@enbridge.com